Cathay General Bancorp Announces Fourth Quarter and Full Year 2017 Results

LOS ANGELES, Jan. 30, 2018 /PRNewswire/ -- Cathay General Bancorp (the "Company", "we", "us", or "our" NASDAQ: CATY), the holding company for Cathay Bank, today announced net income of $25.9 million, or $0.32 per share, for the fourth quarter of 2017, and net income of $176.0 million, or $2.17 per share, for the year ended December 31, 2017. Fourth quarter and full-year 2017 results included $22.3 million of additional tax expense related to the revaluation of the Company's deferred tax assets and a $2.6 million pretax write-down of low income housing tax credit investments, both as a result of the enactment of the Tax Cuts and Jobs Act. These two items had the effect of reducing diluted EPS by $.29 per diluted share for the quarter and for the year.

FINANCIAL PERFORMANCE

	Three months ended			Year ended December 31,
	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016
Net income	$25.9 million	$49.7 million	$48.0 million	$176.0 million	$175.1 million
Basic earnings per common share	$0.32	$0.62	$0.61	$2.19	$2.21
Diluted earnings per common share	$0.32	$0.61	$0.60	$2.17	$2.19
Return on average assets	0.66%	1.29%	1.37%	1.19%	1.31%
Return on average total stockholders' equity	5.18%	9.77%	10.52%	9.10%	9.88%
Efficiency ratio	46.27%	41.91%	45.39%	44.40%	49.79%

FULL YEAR HIGHLIGHTS

  Including the acquisition of Far East National Bank, (FENB) total loans and deposits increased for the year by $1.7 billion to $12.9 billion and $1.0 billion to $12.7 billion, respectively.
  Net interest margin for 2017 increased to 3.63% compared to 3.38% in 2016.

"Cathay made significant progress in 2017, both from organic growth and from the acquisition of Far East National Bank. Including the acquisition, we grew our loans by $1.7 billion, or 14.9%, for the year and by $275 million or 8.7% annualized for the fourth quarter and our total deposits by $1.0 billion, or 8.7%, for the year ended 2017. Also, in November 2017, we increased our dividend by 14% to $.24 per share from the $.21 per share paid previously," commented Pin Tai, Chief Executive Officer and President of the Company.

Further, he added "The systems conversion for Far East National Bank onto Cathay's systems is scheduled for April 2018, which will permit completion of the integration of our operations."

FOURTH QUARTER INCOME STATEMENT REVIEW

Net income for the quarter ended December 31, 2017, was $25.9 million, a decrease of $22.1 million, or 46.0%, compared to net income of $48.0 million for the same quarter a year ago. Fourth quarter results included $22.3 million of additional tax expense related to the revaluation of the Company's deferred tax assets and a $2.6 million pretax write-down of low income housing investments, both, as a result of the enactment of the Tax Cuts and Jobs Act. These two items had the effect of reducing diluted EPS by $.29 per diluted share for the quarter and for the year. Diluted earnings per share for the quarter ended December 31, 2017, was $0.32 compared to $0.60 for the same quarter a year ago.

Return on average stockholders' equity was 5.18% and return on average assets was 0.66% for the quarter ended December 31, 2017, compared to a return on average stockholders' equity of 10.52% and a return on average assets of 1.37% for the same quarter a year ago.

Net interest income before provision for credit losses

Net interest income before provision for credit losses increased $23.4 million, or 21.3%, to $133.3 million during the fourth quarter of 2017 compared to $109.9 million during the same quarter a year ago. The increase was due primarily to an increase in interest income from organic loan growth and loans from the acquisition of FENB and a decrease in interest expense from securities sold under agreements to repurchase.

The net interest margin was 3.65% for the fourth quarter of 2017 compared to 3.36% for the fourth quarter of 2016 and 3.75% for the third quarter of 2017. The decrease from the third quarter of 2017 was primarily the result of interest recoveries and prepayment penalties of $2.5 million recorded in the fourth quarter of 2017 compared to $5.6 million in the third quarter.

For the fourth quarter of 2017, the yield on average interest-earning assets was 4.27%, the cost of funds on average interest-bearing liabilities was 0.84%, and the cost of interest-bearing deposits was 0.73%. In comparison, for the fourth quarter of 2016, the yield on average interest-earning assets was 4.00%, the cost of funds on average interest-bearing liabilities was 0.86%, and the cost of average interest-bearing deposits was 0.69%. The increase in the yield on average interest earning assets was a result of higher interest rates. The net interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, was 3.43% for the quarter ended December 31, 2017, compared to 3.14% for the same quarter a year ago.

Provision/(reversal) for credit losses

There was no provision for credit losses recorded for the fourth quarter of 2017 or 2016. The provision/(reversal) for credit losses was based on a review of the appropriateness of the allowance for loan losses at December 31, 2017. The following table summarizes the charge-offs and recoveries for the periods indicated:

	Three months ended			Year ended December 31,
	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016
	(In thousands)
Charge-offs:
Commercial loans	$ 1,503	$ 80	$ 920	$ 3,313	$ 12,955
Real estate loans (1)	-	305	118	860	5,948
Total charge-offs	1,503	385	1,038	4,173	18,903
Recoveries:
Commercial loans	2,001	575	424	3,402	4,144
Construction loans	86	47	46	229	7,917
Real estate loans(1)	1,160	5,489	1,592	7,355	2,495
Total recoveries	3,247	6,111	2,062	10,986	14,556
Net (recoveries)/charge-offs	$ (1,744)	$ (5,726)	$ (1,024)	$ (6,813)	$ 4,347

(1) Real estate loans include commercial mortgage loans, residential mortgage loans, and equity lines.

Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), wire transfer fees, and other sources of fee income, was $10.2 million for the fourth quarter of 2017, an increase of $2.2 million, or 28.3%, compared to $8.0 million for the fourth quarter of 2016, primarily due to increases of $2.3 million in other operating income relating to venture capital investments, wealth management commissions and other fees.

Non-interest expense

Non-interest expense increased $12.9 million, or 24.1%, to $66.4 million in the fourth quarter of 2017 compared to $53.5 million in the same quarter a year ago. The increase in non-interest expense in the fourth quarter of 2017 was primarily due to a $5.8 million increase in amortization of investments in low income housing and alternative energy partnerships expenses, a $3.5 million increase in salaries and employee benefits expense, a $1.2 million increase in professional services expense, and offset by a $2.6 million decrease in other real estate owned expense when compared to the same quarter a year ago. The efficiency ratio was 46.3% in the fourth quarter of 2017 compared to 45.4% for the same quarter a year ago.

Income taxes

The effective tax rate for the fourth quarter of 2017 was 66.4% compared to 25.4% for the fourth quarter of 2016. On December 22, 2017, the Tax Cuts and Jobs Act, was enacted into law and as a result, during the fourth quarter of 2017, the Company recorded $22.3 million of additional income tax expense related to the revaluation of the Company's deferred tax assets. These adjustments are management's best estimate based on the information available as of this earnings release and are subject to change as final tax calculations are completed in conjunction with the filing of the Form 10-K.

ACQUISITION OF SINOPAC BANCORP

Under the terms of the Stock Purchase Agreement with Bank SinoPac Co. Ltd, the Company purchased all of the issued and outstanding share capital of SinoPac Bancorp for an aggregate purchase price of $351.6 million plus additional post closing payments based on the realization of certain assets of FENB. The Company issued 926,192 shares of common stock as consideration and the remainder of the consideration is payable in cash. SinoPac Bancorp was merged into Cathay General Bancorp on July 17, 2017 and subsequently, on October 27, 2017, FENB was merged into Cathay Bank. At the date of acquisition, the total value of assets purchased was $1.2 billion including total gross loans of $703.8 million, investments of $114.3 million, and core deposit intangibles of $6.1 million. The total value of deposits purchased was $813.9 million. The acquisition resulted in a gain of $5.6 million. The purchase accounting adjustments are preliminary and subject to finalization during the one-year measurement period from the date of the acquisition.

BALANCE SHEET REVIEW

Gross loans, excluding loans held for sale, were $12.9 billion at December 31, 2017, an increase of $1.7 billion, or 14.9%, from $11.2 billion at December 31, 2016. The increase was primarily due to increases of $699.5 million, or 12.1%, in commercial mortgage loans, $618.0 million, or 25.3%, in residential mortgage loans, $213.1 million, or 9.5%, in commercial loans, and $130.7 million, or 23.8%, in real estate construction loans. The loan balances and composition at December 31, 2017, compared to September 30, 2017, and to December 31, 2016, are presented below:

	December 31, 2017	September 30, 2017	December 31, 2016
	(In thousands)
Commercial loans	$ 2,461,266	$ 2,419,891	$ 2,248,187
Residential mortgage loans	3,062,050	2,922,537	2,444,048
Commercial mortgage loans	6,484,700	6,377,047	5,785,248
Equity lines	180,304	181,751	171,711
Real estate construction loans	678,805	691,486	548,088
Installment & other loans	5,170	4,722	3,993

Gross loans	$ 12,872,295	$ 12,597,434	$ 11,201,275

Allowance for loan losses	(123,279)	(121,535)	(118,966)
Unamortized deferred loan fees	(3,245)	(3,424)	(4,994)

Total loans, net	$ 12,745,771	$ 12,472,475	$ 11,077,315
Loans held for sale	$ 8,000	$ -	$ 7,500

Total deposits were $12.7 billion at December 31, 2017, an increase of $1.0 billion, or 8.7%, from $11.7 billion at December 31, 2016. The deposit balances and composition at December 31, 2017, compared to September 30, 2017, and to December 31, 2016, are presented below:

	December 31, 2017	September 30, 2017	December 31, 2016
	(In thousands)
Non-interest-bearing demand deposits	$ 2,783,127	$ 2,730,006	$ 2,478,107
NOW deposits	1,410,519	1,379,100	1,230,445
Money market deposits	2,248,271	2,370,724	2,198,938
Savings deposits	857,199	925,312	719,949
Time deposits	5,390,777	5,156,553	5,047,287
Total deposits	$ 12,689,893	$ 12,561,695	$ 11,674,726

ASSET QUALITY REVIEW

At December 31, 2017, total non-accrual loans were $48.8 million, a decrease of $16.6 million, or 25.3%, from $65.4 million at September 30, 2017, and a decrease of $895,000, or 1.8%, from $49.7 million at December 31, 2016.

The allowance for loan losses was $123.3 million and the allowance for off-balance sheet unfunded credit commitments was $4.6 million at December 31, 2017, which represented the amount believed by management to be appropriate to absorb credit losses inherent in the loan portfolio, including unfunded commitments. The $123.3 million allowance for loan losses at December 31, 2017, increased $4.3 million, or 3.6%, from $119.0 million at December 31, 2016. The allowance for loan losses represented 0.96% of period-end gross loans, excluding loans held for sale, and 252.7% of non-performing loans at December 31, 2017. The comparable ratios were 1.06% of period-end gross loans, excluding loans held for sale, and 239.5% of non-performing loans at December 31, 2016. The changes in non-performing assets and troubled debt restructurings at December 31, 2017, compared to December 31, 2016, and to September 30, 2017, are presented below:

(Dollars in thousands)	December 31, 2017	December 31, 2016	% Change	September 30, 2017	% Change
Non-performing assets
Accruing loans past due 90 days or more	$ -	$ -	-	$ 3,900	(100)
Non-accrual loans:
Construction loans	8,185	5,458	50	14,267	(43)
Commercial mortgage loans	19,820	20,078	(1)	28,379	(30)
Commercial loans	14,296	15,710	(9)	15,942	(10)
Residential mortgage loans	6,486	8,436	(23)	6,763	(4)
Total non-accrual loans:	$ 48,787	$ 49,682	(2)	$ 65,351	(25)
Total non-performing loans	48,787	49,682	(2)	69,251	(30)
Other real estate owned	9,442	20,070	(53)	18,115	(48)
Total non-performing assets	$ 58,229	$ 69,752	(17)	$ 87,366	(33)
Accruing troubled debt restructurings (TDRs)	$ 68,565	$ 65,393	5	$ 62,358	10
Non-accrual loans held for sale	$ 8,000	$ 7,500	7	$ -	100

Allowance for loan losses	$ 123,279	$ 118,966	4	$ 121,535	1

Total gross loans outstanding, at period-end (1)	$ 12,872,295	$ 11,201,275	15	$ 12,597,434	2

Allowance for loan losses to non-performing loans, at period-end (2)	252.69%	239.45%		175.50%
Allowance for loan losses to gross loans, at period-end (1)	0.96%	1.06%		0.96%

(1) Excludes loans held for sale at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 0.4% at December 31, 2017, compared to 0.5% at December 31, 2016. Total non-performing assets decreased $11.6 million, or 16.6%, to $58.2 million at December 31, 2017, compared to $69.8 million at December 31, 2016, primarily due to a decrease of $10.6 million, or 53.0%, in other real estate owned and a decrease of $895,000, or 1.8%, in non-accrual loans.

CAPITAL ADEQUACY REVIEW

At December 31, 2017, the Company's common equity Tier 1 capital ratio of 12.14%, Tier 1 risk-based capital ratio of 12.14%, total risk-based capital ratio of 14.07%, and Tier 1 leverage capital ratio of 10.31%, calculated under the Basel III capital rules, continue to place the Company in the "well capitalized" category for regulatory purposes, which is defined as institutions with a common equity tier 1 capital ratio equal to or greater than 6.5%, a Tier 1 risk-based capital ratio equal to or greater than 8%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2016, the Company's common equity Tier 1 capital ratio was 12.84%, Tier 1 risk-based capital ratio was 13.85%, total risk-based capital ratio was 14.97%, and Tier 1 leverage capital ratio was 11.57%.

FULL YEAR REVIEW

Net income for the year ended December 31, 2017, was $176.0 million, an increase of $943,000, or 0.5%, compared to net income of $175.1 million for the year ended December 31, 2016. 2017 results were impacted by a $22.3 million of additional income tax expense related to the revaluation of the Company's deferred tax assets and a $2.6 million pretax write-down of low income housing investments, both, as a result of the enactment of the Tax Cuts and Jobs Act. These two items had the effect of reducing diluted EPS by $.29 per diluted share for the fourth quarter and for the year. Diluted earnings per share for the year ended December 31, 2017 was $2.17 compared to $2.19 per share for year ended December 31, 2016. The net interest margin for the year ended December 31, 2017, was 3.63% compared to 3.38% for the year ended December 31, 2016.

Return on average stockholders' equity was 9.10% and return on average assets was 1.19% for the year ended December 31, 2017, compared to a return on average stockholders' equity of 9.88% and a return on average assets of 1.31% for the year ended December 31, 2016. The efficiency ratio for the year ended December 31, 2017, was 44.40% compared to 49.79% for the year ended December 31, 2016.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its fourth quarter and year end 2017 financial results. The call will begin at 3:00 p.m., Pacific Time. Analysts and investors may dial in and participate in the question-and-answer session. To access the call, please dial 1-855-761-3186 and enter Conference ID 2079959. A listen-only live Webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version is scheduled to be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 42 branches in California, 12 branches in New York State, three in the Chicago, Illinois area, three in Washington State, two in Texas, one in Maryland, one in Massachusetts, one in Nevada, one in New Jersey, one in Hong Kong, and a representative office in Taipei and in Shanghai. Cathay Bank's website is found at www.cathaybank.com.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as "aims," "anticipates," "believes," "can," "continue," "could," "estimates," "expects," "hopes," "intends," "may," "plans," "projects," "predicts," "potential," "possible," "optimistic," "seeks," "shall," "should," "will," and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from U.S. and international business and economic conditions; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to including potential future supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act; higher capital requirements from the implementation of the Basel III capital standards; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; natural disasters and geopolitical events; general economic or business conditions in Asia, and other regions where Cathay Bank has operations; failures, interruptions, or security breaches of our information systems; our ability to adapt our systems to technological changes; risk management processes and strategies; adverse results in legal proceedings; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in accounting standards or tax laws and regulations; market disruption and volatility; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuance of preferred stock; successfully raising additional capital, if needed, and the resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ability to consummate and realize the anticipated benefits of our acquisitions, including the recent acquisition of SinoPac Bancorp and Far East National Bank; the risk that integration of business operations following any acquisitions, including the recent acquisition of SinoPac Bancorp and Far East National Bank, will be materially delayed or will be more costly or difficult than expected; the diversion of management's attention from ongoing business operations and opportunities; the challenges of integrating and retaining key employees; and general competitive, economic political, and market conditions and fluctuations.

These and other factors are further described in Cathay General Bancorp's Annual Report on Form 10-K for the year ended December 31, 2016 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended			Year ended December 31,
(Dollars in thousands, except per share data)	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$ 133,298	$ 133,196	$ 109,902	$ 495,709	$ 417,870
Reversal for credit losses	-	-	-	(2,500)	(15,650)
Net interest income after reversal for credit losses	133,298	133,196	109,902	498,209	433,520
Non-interest income	10,215	12,961	7,961	36,297	33,370
Non-interest expense	66,407	61,248	53,503	236,199	224,690
Income before income tax expense	77,106	84,909	64,360	298,307	242,200
Income tax expense	51,166	35,163	16,345	122,265	67,101
Net income	$ 25,940	$ 49,746	$ 48,015	176,042	175,099

Net income per common share
Basic	$ 0.32	$ 0.62	$ 0.60	$ 2.19	$ 2.21
Diluted	$ 0.32	$ 0.61	$ 0.60	$ 2.17	$ 2.19

Cash dividends paid per common share	$ 0.24	$ 0.21	$ 0.21	$ 0.87	$ 0.75

SELECTED RATIOS
Return on average assets	0.66%	1.29%	1.37%	1.19%	1.31%
Return on average total stockholders' equity	5.18%	9.77%	10.52%	9.10%	9.88%
Efficiency ratio	46.27%	41.91%	45.39%	44.40%	49.79%
Dividend payout ratio	74.78%	34.11%	34.79%	39.70%	33.85%

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.27%	4.34%	4.00%	4.22%	4.04%
Total interest-bearing liabilities	0.84%	0.81%	0.86%	0.81%	0.88%
Net interest spread	3.43%	3.53%	3.14%	3.41%	3.16%
Net interest margin	3.65%	3.75%	3.36%	3.63%	3.38%

CAPITAL RATIOS	December 31, 2017	September 30, 2017	December 31, 2016
Common Equity Tier 1 capital ratio	12.14%	12.22%	12.84%
Tier 1 risk-based capital ratio	12.14%	12.22%	13.85%
Total risk-based capital ratio	14.07%	14.15%	14.97%
Tier 1 leverage capital ratio	10.31%	10.41%	11.57%
	.

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	December 31, 2017	September 30, 2017	December 31, 2016

Assets
Cash and due from banks	$ 247,056	$ 167,886	$ 218,017
Federal funds sold	-	7,000	-
Cash and cash equivalents	247,056	174,886	218,017
Short-term investments and interest bearing deposits	292,745	566,059	967,067
Securities available-for-sale (amortized cost of $1,336,345 at December 31, 2017, $1,364,955 at September 30, 2017, and $1,317,012 at December 31, 2016)	1,333,626	1,368,487	1,314,345
Loans held for sale	8,000	-	7,500
Loans	12,872,295	12,597,434	11,201,275
Less: Allowance for loan losses	(123,279)	(121,535)	(118,966)
Unamortized deferred loan fees, net	(3,245)	(3,424)	(4,994)
Loans, net	12,745,771	12,472,475	11,077,315
Federal Home Loan Bank and Federal Reserve Bank stock	23,085	30,681	17,250
Other real estate owned, net	9,442	18,115	20,070
Affordable housing investments and alternative energy partnerships, net	272,871	298,426	251,077
Premises and equipment, net	103,064	107,954	105,607
Customers' liability on acceptances	13,482	12,009	12,182
Accrued interest receivable	45,307	42,190	37,299
Goodwill	372,189	372,189	372,189
Other intangible assets, net	8,062	9,408	2,949
Other assets	164,162	255,538	117,902

Total assets	$ 15,638,862	$ 15,728,417	$ 14,520,769

Liabilities and Stockholders' Equity
Deposits
Non-interest-bearing demand deposits	$ 2,783,127	$ 2,730,006	$ 2,478,107
Interest-bearing deposits:
NOW deposits	1,410,519	1,379,100	1,230,445
Money market deposits	2,248,271	2,370,724	2,198,938
Savings deposits	857,199	925,312	719,949
Time deposits	5,390,777	5,156,553	5,047,287
Total deposits	12,689,893	12,561,695	11,674,726

Securities sold under agreements to repurchase	100,000	100,000	350,000
Advances from the Federal Home Loan Bank	430,000	595,000	350,000
Other borrowings for affordable housing investments	17,481	17,518	17,662
Long-term debt	194,136	119,136	119,136
Acceptances outstanding	13,482	12,009	12,182
Deferred payments from acquisition	36,696	136,056	-
Other liabilities	189,823	218,304	168,524
Total liabilities	13,671,511	13,759,718	12,692,230
Commitments and contingencies	-	-	-
Stockholders' Equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 89,104,022 issued and 80,893,379 outstanding at December 31, 2017, 89,027,259 issued and 80,816,616 outstanding at September 30, 2017, and 87,820,920 issued and 79,610,277 outstanding at December 31, 2016	891	890	878
Additional paid-in-capital	926,923	932,521	895,480
Accumulated other comprehensive income/(loss), net	(2,511)	(217)	(3,715)
Retained earnings	1,281,637	1,275,094	1,175,485
Treasury stock, at cost (8,210,643 shares at December 31, 2017, at September 30, 2017, and at December 31, 2016)	(239,589)	(239,589)	(239,589)

Total equity	1,967,351	1,968,699	1,828,539
Total liabilities and equity	$ 15,638,862	$ 15,728,417	$ 14,520,769

Book value per common share	$ 24.18	$ 24.24	$ 22.80
Number of common shares outstanding	80,893,379	80,816,616	79,610,277

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended			Year ended December 31,
	December 31, 2017	September 30, 2017	December 31, 2016	2017	2016
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$ 148,162	$ 146,383	$ 124,570	$ 549,291	$ 473,782
Investment securities	5,965	5,692	4,452	20,531	21,426
Federal Home Loan Bank and Federal Reserve Bank stock	481	607	977	1,798	2,099
Federal funds sold and securities purchased under agreements to resell	2	108	-	110	-
Deposits with banks	1,281	1,288	669	4,421	1,763

Total interest and dividend income	155,891	154,078	130,668	576,151	499,070

INTEREST EXPENSE
Time deposits	13,339	11,678	11,150	46,768	43,327
Other deposits	4,831	5,101	4,311	19,076	16,094
Securities sold under agreements to repurchase	761	874	3,633	4,250	15,329
Advances from Federal Home Loan Bank	1,246	872	217	2,711	659
Long-term debt	1,455	1,456	1,455	5,775	5,791
Deferred payments from acquisition	960	901	-	1,861	-
Short-term borrowings	1	-	-	1	-

Total interest expense	22,593	20,882	20,766	80,442	81,200

Net interest income before reversal for credit losses	133,298	133,196	109,902	495,709	417,870
Reversal for credit losses	-	-	-	(2,500)	(15,650)

Net interest income after reversal for credit losses	133,298	133,196	109,902	498,209	433,520

NON-INTEREST INCOME
Securities (losses)/gains, net	1,445	24	1,757	1,006	4,898
Letters of credit commissions	1,242	1,302	1,241	4,860	4,939
Depository service fees	1,405	1,407	1,369	5,664	5,478
Gain from acquisition	188	5,440	-	5,628	-
Other operating income	5,935	4,788	3,594	19,139	18,055

Total non-interest income	10,215	12,961	7,961	36,297	33,370

NON-INTEREST EXPENSE
Salaries and employee benefits	29,529	27,913	26,035	109,458	97,348
Occupancy expense	5,696	5,312	4,728	20,429	18,315
Computer and equipment expense	2,951	2,643	2,417	10,846	9,777
Professional services expense	5,898	4,942	4,705	20,439	18,686
Data processing service expense	3,344	2,918	2,401	11,190	8,957
FDIC and State assessments	3,372	2,552	2,072	10,633	9,712
Marketing expense	1,367	2,103	1,778	6,200	5,092
Other real estate owned expense	(2,396)	369	244	(1,649)	856
Amortization of investments in low income housing and alternative energy partnerships	10,415	5,723	4,638	27,212	40,264
Amortization of core deposit intangibles	304	281	172	930	689
Acquisition and integration costs	844	3,277	-	4,121	-
Other operating expense	5,083	3,215	4,313	16,390	14,994

Total non-interest expense	66,407	61,248	53,503	236,199	224,690

Income before income tax expense	77,106	84,909	64,360	298,307	242,200
Income tax expense	51,166	35,163	16,345	122,265	67,101
Net income	$ 25,940	$ 49,746	$ 48,015	176,042	175,099

Net income per common share:
Basic	$ 0.32	$ 0.62	$ 0.61	$ 2.19	$ 2.21
Diluted	$ 0.32	$ 0.61	$ 0.60	$ 2.17	$ 2.19

Cash dividends paid per common share	$ 0.24	$ 0.21	$ 0.21	$ 0.87	$ 0.75
Basic average common shares outstanding	80,825,201	80,665,398	79,171,401	80,262,782	79,153,762
Diluted average common shares outstanding	81,619,905	81,404,854	80,007,934	81,004,550	79,929,262

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)

	Three months ended
(In thousands)	December 31, 2017		September 30, 2017		December 31, 2016

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 12,735,456	4.62%	$ 12,317,720	4.71%	$ 11,080,313	4.47%
Investment securities	1,338,653	1.77%	1,396,859	1.61%	1,339,848	1.32%
FHLB and FRB stock	25,770	7.40%	32,369	7.44%	18,290	21.25%
Federal funds sold and securities purchasedunder agreements to resell	1,978	0.54%	35,707	1.20%	-	-
Deposits with banks	387,725	1.31%	292,595	1.75%	560,896	0.47%

Total interest-earning assets	$ 14,489,582	4.27%	$ 14,075,250	4.34%	$ 12,999,347	4.00%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,366,808	0.18%	$ 1,349,508	0.17%	$ 1,144,082	0.17%
Money market deposits	2,361,128	0.62%	2,496,548	0.63%	2,176,268	0.65%
Savings deposits	886,706	0.24%	942,452	0.24%	666,867	0.17%
Time deposits	5,263,846	1.01%	4,939,189	0.94%	4,982,911	0.89%
Total interest-bearing deposits	$ 9,878,488	0.73%	$ 9,727,697	0.68%	$ 8,970,128	0.69%
Securities sold under agreements to repurchase	100,000	3.02%	109,239	3.17%	350,000	4.13%
Other borrowed funds	491,000	1.52%	324,581	2.17%	148,675	0.58%
Long-term debt	158,266	4.45%	119,136	4.85%	119,136	4.86%
Total interest-bearing liabilities	10,627,754	0.84%	10,280,653	0.81%	9,587,939	0.86%

Non-interest-bearing demand deposits	2,766,338		2,714,244		2,400,404

Total deposits and other borrowed funds	$ 13,394,092		$ 12,994,897		$ 11,988,343

Total average assets	$ 15,591,373		$ 15,354,123		$ 13,992,093
Total average equity	$ 1,984,890		$ 2,020,224		$ 1,814,981

	Year ended,
(In thousands)	December 31, 2017		December 31, 2016

Interest-earning assets	Average Balance	Average Yield/Rate (1)	Average Balance	Average Yield/Rate (1)
Loans (1)	$ 11,937,666	4.60%	$ 10,622,160	4.46%
Investment securities	1,308,089	1.57%	1,372,916	1.56%
FHLB and FRB stock	23,208	7.75%	17,516	11.98%
Federal funds sold and securities purchased under agreements to resell	9,499	1.16%	-	-
Deposits with banks	366,674	1.21%	345,136	0.51%

Total interest-earning assets	$ 13,645,136	4.22%	$ 12,357,728	4.04%

Interest-bearing liabilities
Interest-bearing demand deposits	$ 1,304,053	0.17%	$ 1,046,046	0.17%
Money market deposits	2,360,188	0.64%	2,059,823	0.65%
Savings deposits	834,973	0.21%	636,422	0.16%
Time deposits	4,947,051	0.95%	4,810,746	0.90%
Total interest-bearing deposits	$ 9,446,265	0.70%	$ 8,553,037	0.69%
Securities sold under agreements to repurchase	136,849	3.11%	381,967	4.01%
Other borrowed funds	256,423	1.66%	126,720	0.52%
Long-term debt	128,999	4.73%	119,136	4.86%
Total interest-bearing liabilities	9,968,536	0.81%	9,180,860	0.88%

Non-interest-bearing demand deposits	2,599,109		2,199,274

Total deposits and other borrowed funds	$ 12,567,645		$ 11,380,134

Total average assets	$ 14,733,002		$ 13,331,148
Total average equity	$ 1,935,059		$ 1,772,017

(1) Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.

CONTACT: Heng W. Chen, (626) 279-3652